FFLC Bancorp, Inc.
                               Holding Company for
                    First Federal Savings Bank of Lake County

FOR IMMEDIATE RELEASE                                  Contact: Stephen T. Kurtz
May 14, 2004                                           President & CEO


James P. Logan elected Chairman of FFLC Bancorp, Inc. and First Federal Savings Bank; Ted R. Ostrander, Jr. elected Vice Chairman of the Company and Bank and Gregory P. Padgett elected a Director


Leesburg, Florida. FFLC Bancorp, Inc. (NASDAQ NMS: FFLC), and First Federal Savings Bank announced today that at meetings of the Boards of the Company and the Bank held on May 13, 2004, James P. Logan was elected Chairman of the Board of the Company and the Bank and that Ted R. Ostrander, Jr., elected Vice Chairman of the Company and the Bank to succeed Mr. Logan. Mr. Logan succeeds Claron D. Wagner who served the maximum three consecutive annual terms as Chairman. Mr. Wagner will continue to serve on the Boards of the Company and the Bank.


Mr. Logan has served on the Board of Directors of the Bank since 1990 and on the Board of Directors of FFLC Bancorp since its inception in 1993. He has served as Vice Chairman of both the Company and the Bank since 2001. Mr. Logan is President of Logan Sitework Contractors, Inc., and is involved in the residential construction industry in the central Florida area. Mr. Ostrander has been a member of the Board of Directors of both the Bank and FFLC Bancorp, Inc. since 1995. Mr. Ostrander is President of Lassiter-Ware, Inc., an insurance agency headquartered in Leesburg, Florida.


At the meeting, Mr. Wagner was congratulated on his outstanding service as chairman. During his Chairmanship, First Federal embarked upon a plan of growth and diversification, which included four new branch offices, and a 33% increase in total assets. The Board of Directors of the Company and the Bank acknowledged Mr. Wagner's tenure as Chairman with the presentation of a Resolution.

NEW DIRECTOR
------------
The Company and Bank also announced that on May 13, 2004, Mr. Gregory P. Padgett, a native of Lake County, was elected to the Boards of FFLC Bancorp, Inc. and First Federal Savings Bank for a one-year term. Mr. Padgett is a Certified Public Accountant and has been a partner in the CPA firm of Brooks, Wiley, Young, Padgett & Kleiser, PA, since 1991. The firm is headquartered in Leesburg, Florida and has two offices in Central Florida.

In the local community, Mr. Padgett is a Vice President of Leesburg Partnership, Inc, Treasurer of Leadership Lake County Alumni Association, Treasurer of Leadership Lake County Class of 2004 Board of Regents and a member of Lake Sumter Community College Business Assistance Center Charter Advisory Council. Mr. Padgett was also the past Treasurer of Leesburg Partnership, Inc. and past President of Leadership Lake County Alumni Association.

Mr. Padgett resides in Leesburg with his wife Lee Ann, and their daughters Cori and Carsen. Mr. Padgett obtained both his bachelors and masters degrees from the University of Central Florida. Mr. Padgett is a member of the Florida Institute of Certified Public Accountants and a member of the American Institute of Certified Public Accountants.

First Federal Savings Bank of Lake County conducts business in Lake, Sumter, Citrus and Marion Counties, Florida, through a network of sixteen branch offices and has total assets in excess of $982 million. The stock of FFLC Bancorp, Inc. is quoted on the NASDAQ National Market System under the symbol "FFLC". First Federal's web site is located at http://www.1stfederal.com. FFLC Bancorp, Inc.'s SEC filings, press releases and other supplemental information are available at the web site, in the "FFLC Bancorp" section.